Filed pursuant to
                                                                  Rule 424(b)(2)
                                                       Registration No. 33-59791

                                  $500,000,000
                                    CITICORP
                       Medium-Term Senior Notes, Series E
                    Medium-Term Subordinated Notes, Series E
                Due From 9 Months to 50 Years From Date of Issue

Pricing  Supplement,  dated  December 12, 1995
     (To Prospectus Supplement,dated August 7, 1995, to Prospectus, dated August 7, 1995).

                              DESCRIPTION OF NOTES

     The terms of the Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Medium-Term Subordinated Notes, Series E set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:               6.70% Subordinated Notes Due December 15, 2007
                              (the "Notes").

Aggregate
Principal Amount:             $5,000,000.00

Price to Public:              100%

Issue Date:                   December 12, 1995.

Stated Maturity Date:         December 15, 2007.

Interest Rate:                6.70%

Interest Payment Dates:       Monthly  on  the  15th  day of  each  month,
                              commencing on January 15, 1996, and at Stated Maturity.

Regular Record Dates:         The  first  day of the  month in which  each
                              Interest Payment Date occurs.

Sinking Fund:                 None.

Redemption:                   The  Notes are  subject  to  redemption,  in
                              whole but not in part, at the option of Citicorp, on not more than 60 or less than 30 days' notice, on any Interest Payment
                              Date, on or after December 15, 1998, at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date.

Selling Agent:                J.W. Korth & Co.

Agent's Commission:           2.00%.

Minimum Denomination:         $1,000.